Exhibit 10.2

October 16, 2023

Oliver C. Gloe

[Address]

Dear Oliver:

On behalf of Latham Pool Products, Inc. (“Latham” or the “Company”), I am pleased to extend this formal contingent offer of employment effective October 30, 2023, as Vice President, Finance, until November 13, 2023 when you will be named Latham’s Chief Financial Officer (CFO), reporting in both positions to Scott Rajeski, Chief Executive Officer. Your continued employment is at-will, for no set period of time, and may be terminated for any reason at any time by either you or the Company.

Your annual rate of pay is $420,000.00 which equates to $16,153.85 biweekly on our normal pay schedule. This position is classified as salaried (exempt) and ineligible for overtime.

As a full-time employee of Latham, you will be eligible for certain employee benefits, at your election, in the Company’s employee benefit programs, which currently include group medical, dental, and vision insurance, disability insurance, life insurance, flexible spending accounts, and the Company-sponsored 401(k) plan, among other employee benefits. These employee benefits are subject to the terms and conditions of any applicable plan documents or other Company policies. Such employee benefits are provided on the first day of the month following 60 days of employment. Therefore, if you commence employment on October 30, 2023, you must have your selections completed by December 29, 2023 and such employee benefits will be effective January 1, 2024. Our 401(k) plan has an automatic enrollment feature, as well as a company match. You will be notified via mail about the plan when the automatic enrollment begins. Should you choose to opt out, visit www.401K.com or call Fidelity at 1- 800-835-5097. The Company reserves the right to add to, amend, or discontinue any employee benefit(s) at any time. Please do not hesitate to ask if you have questions about any employee benefits after reviewing the materials provided to you.

As a special consideration with this offer of employment, Latham will reimburse you for out-of-pocket COBRA premiums for the months of November and December 2023, at a 70% rate, as a bridge to your eligibility onto our plan effective January 1, 2024.

In addition to your base salary, you are eligible to participate in the Company’s annual Management Incentive Bonus (MIB) program at Tier 1B (60% of base pay) effective November 1, 2023. Your 2023 bonus, if earned, is based on plan achievement level which is determined in Q1 2024, subject to Compensation Committee approval and will be pro-rated based on your eligibility date of November 1, 2023 through December 31, 2023. The current year’s MIB program details are contained in the Appendix to this offer letter. The MIB program is subject to change each year as will be reflected in an updated Appendix. Participation in the MIB is governed by a separate plan document, including and subject to any clawback provision therein. Any payment under this plan is separate from your base salary and any other employee benefit program.

You are eligible for a Company-provided mobile phone to use for business purposes. If you prefer to use your personal mobile phone for company business, you may choose that alternative. Please note that the Company does not reimburse for personal cell phone use.

The Company will reimburse you for reasonable expenses incurred in connection with the performance of your duties, subject to Company’s policies and, to the extent applicable, the Board’s approved annual budget. You will receive a copy of our expense reimbursement and travel policies as part of your onboarding.

As an executive officer of the Company, you are eligible for participation in Latham Group, Inc.’s annual equity incentive program. Your current position eligibility in the annual award program (with an annual issuance generally in March) has a target of 150% of annual base salary ($630,000.00 value) which may be subject to change if the Compensation Committee implements plan design changes. Your equity award for the 2023 plan year will be pro-rated for four months ($210,000.00 value) and consists of 70% Restricted Stock Units (RSUs) and 30% Stock Appreciation Rights (SARs) scheduled to vest in 25% increments on each anniversary of the grant date over a four-year period. As a special consideration with this offer of employment, you will also receive a $100,000.00 sign-on equity grant in the form of RSUs scheduled to vest in 33% increments on each anniversary of the grant date over a three-year period. The vesting for all awards is subject to your continued employment. The foregoing equity awards will be subject to the terms of the Latham’s equity plan, as well as the award agreements approved by the Compensation Committee, each in effect as of the grant date and used for similarly situated executives.

As your RSU award and SAR award vests, you will receive shares of SWIM stock. The value of your vested shares from the vested shares is based on the fair market value of Latham’s stock at market close on the date of vesting. Your SAR award agreement will explain how a SAR may be exercised once vested.

Your 2023 equity awards and any equity awards in subsequent plan years will be reflected in a separate Appendix provided to you after Compensation Committee approval of your awards. Your eligibility for any subsequent equity awards will be based on individual performance in your role and your salary, as well as other factors in the sole discretion of the Compensation Committee.

Subject to execution of this Offer Letter, you will be eligible for accelerated vesting under the Severance Plan in the event of a change in control, as defined therein, and subject to the terms therein.

After the grants have been approved by the Committee, the grant will be issued to you through E*Trade (or other stock plan administrator elected by the Company.) At the time that any equity grant is issued, you must have executed the applicable award agreement, which, together with the 2021 Omnibus Equity Incentive Plan, as amended, will contain the terms and conditions of the awards. In connection with any such award, you will receive a copy of the 2021 Omnibus Equity Incentive Plan, as amended, and the information prospectus covering the award. You will be required to log into your Latham E*Trade account in order to accept the grant agreement. The award will not become active in your account until after you have accepted the grant agreement online.

Trading in any shares of Latham’s stock is always subject to our Securities Trading Policy, which you will receive after your start date, and other applicable laws and regulations.

Pursuant to our Paid Time Off (PTO) policy, you will be eligible for five weeks of PTO per year of employment, and we will front-load two weeks of PTO when you begin employment. You will accrue PTO at a rate of 3.84 hours per week. While you generally have the discretion to take PTO as you see fit, your use of PTO may be limited by the Company at certain times if it, in its sole discretion, determines that your use of PTO could adversely affect its business. You will receive a copy of the Company’s Paid Time Off (PTO) policy which provides additional details about PTO usage. Please also note that as an employee of Latham, you will receive 11 Company-paid holidays each year. The Company reserves the right to add, amend or discontinue the PTO program.

The Company provides annual performance reviews for our employees. These reviews normally occur in the fourth quarter. Additionally, annual goals and objectives will be established for you individually and are generally tied to key performance indicators and strategic initiatives. These goals and objectives are updated and reviewed by the CEO and the Compensation Committee quarterly. Both the annual performance review and annual goals factor into your total rewards package. Your compensation is approved annually by the Compensation Committee and is set based on several factors including individual performance, company performance, market data (including peer group data) and total rewards including short and long-term compensation awards. Your annual performance review and quarterly goals and objectives results will be a factor considered by the Compensation Committee when considering a potential base salary or other compensation increase in the future.

At time of hire, a one-time relocation package will also be provided to you to assist with expenses related to your move to Latham’s headquarters in Latham, NY by May 1, 2025 (not to exceed $150,000.00). Any payments made to you require 100% repayment if you voluntarily terminate employment or are terminated for cause within 18 months of hire.

As discussed, your presence onsite at Latham’s NY headquarters should include a minimum of four days per week. This includes arrival in time for the Monday Executive Leadership Team (ELT) meetings through Thursday afternoon. Additional business travel will be required for various purposes including Board meetings, plant visits, investor meetings, conferences and other reasons. Such travel will be covered under the standard travel and expense reimbursement policy.

Relocation Assistance includes:

•	Reasonable temporary living expenses for up to 18 months, which includes a hotel or a corporate apartment and mileage reimbursement for your personal vehicle or rental car fees. Reimbursement is not provided for personal meal or entertainment expenses during your in- office time, unless those expenses are for business purposes.
•	One residence-search trip for you and your significant other up to three days (including airfare, hotel accommodations, meals, and related expenses (rental car, airport parking fees, etc.).
•	Any cost to connect and disconnect utilities because of the move.
•	The cost to store your belongings for no more than 30 consecutive days after the move.
•	Mileage incurred on your personal vehicle (one time) if you choose to drive your vehicle to your new residence versus transporting through a moving service.
•	Real estate and associated expenses (including attorney and broker fees) involving the sale of your current residence, if applicable.
•	Actual moving expenses (after obtaining at least two quotes) of your household goods and personal effects from the former residence to the new residence; please note – if there are any unusual items being considered for a move (RV, boat, more than two vehicles, etc.) we will need to discuss as this may be prohibited according to IRS rules.
•	Closing expenses associated with the purchase of a new home in the Capital Region, NY area.
•	See IRS Publication 521 for additional information regarding the tax treatment of moving expenses incurred for work purposes under employer Accountable Plan. Please consult with Latham Human Resources regarding any potential maximum allowance for certain fees such as closing expenses and broker fees.

•	The Company is not responsible for any tax gross-up payments for any of the above payments.

As a condition of employment, Latham requires 1) your execution of the enclosed Non-Disclosure, Non- Competition, and Non-Solicitation Agreement, 2) your prompt execution of the amended Clawback Policy when provided shortly after hire (upon Board approval of the amended policy), and 3) your execution of the enclosed Mutual and Binding Employment Arbitration Agreement. This offer is contingent on a successful background check which may include 1) completion of a pre-employment drug screening test that will be at our expense and must be completed before your first day of employment; 2) your ability to provide proof of your employment eligibility and identity as required under the Immigration Reform and Control Act of 1986, via the completion of an I-9 form; 3) successful completion of an international background check through the company’s third party service (Sterling); 4) professional references; and 5) a successful motor vehicle check (MVR) where applicable.

As an employee of Latham, you are subject to all of the policies and procedures of the Company, including the enclosed Non-Disclosure, Non-Competition, and Non-Solicitation Agreement. In making this employment offer, Latham has no interest in obtaining the benefit of any trade secrets or confidential information of any kind from your former employers. Accordingly, Latham requires you not to disclose any trade secrets or confidential information. Latham also requires you to comply with any existing and/or continuing contractual obligations you may have to any former employers, including by declining to accept/rescinding your acceptance of this offer of employment if necessary. By signing this letter, you represent that your employment with Latham shall not breach any agreement you have with any third party and you agree that you will not disclose to Latham any trade secrets or confidential information of a former employer or third party.

Subject to execution of this Offer Letter, you will be eligible to participate in the Officer Severance Plan, pursuant and subject to all terms of the Officer Severance Plan. Please see the attached Plan for more information. Please also see the attached Clawback Policy which has been updated, is pending Board approval and will require your signature once the amended policy is presented to you post-hire.

Please sign a copy of this letter, the Non-Disclosure, Non-Competition, and Non-Solicitation Agreement and the Mutual and Binding Employment Arbitration Agreement at your earliest convenience. Importantly, if you have any questions, please contact me or Melissa Feck.

I anticipate that you will provide many contributions to our organization as a member of the Executive Leadership Team!

Sincerely,

Scott Rajeski

President and CEO

I acknowledge that I have read and understand the contents of this offer letter and that no other promises, representations or outside agreements have been made to me on the part of the Company or its representatives other than those expressly stated herein. I understand this letter is not a contract of employment and that my employment is at-will, meaning the Company or I may terminate the relationship at any time for any reason, regardless of any other documents or oral or written statements issued by the Company or its representatives. With this understanding, I accept the Chief Financial Officer position with the terms as stated above.

/s/ Oliver Gloe	10/20/2023
Oliver C. Gloe Signature & Date

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